Exhibit 99.01

Contacts:	Kenneth W. Brimmer
Entrx Corporation
Chairman
(612) 333-0614

Michael H. Carrel
Zamba Corporation
Executive Vice President and CFO
(952) 844-3113
mcarrel@ZAMBAsolutions.com

FINAL RELEASE

ENTRX CORPORATION AND ZAMBA CORPORATION ANNOUNCE INVESTMENT

MINNEAPOLIS –November 5, 2002 – ZAMBA Corporation (OTC BB: ZMBA) and Entrx Corporation (Nasdaq: ENTX)announced today an agreement whereby Entrx will lend up to $2.5 million to Zamba in the form of a collateralized convertible note.  The loan will be collateralized with shares of NextNet Wireless, Inc. stock owned by Zamba.  The loan is not repayable in cash, but at Entrx’s option, may be repaid either by conversion at any time into shares of Zamba’s NextNet Wireless stock, or if and when fully funded, by conversion into 25% of Zamba’s common stock outstanding prior to the conversion.  Additionally, depending upon the level of funding and other factors, Entrx will have the option to purchase up to an additional 750,000 common equivalent shares of NextNet Wireless stock from Zamba.

Of the $2.5 million, $1.0 million was delivered to Zamba upon closing.  If Zamba achieves certain agreed-upon milestones on December 15, 2002, and February 15, 2003, the remaining $1.5 million may be delivered to Zamba in two equal installments on those dates.

Entrx will also have the right to appoint one representative to become a member of the Board of Directors of Zamba.

“Entrx believes the loan to Zamba represents a good investment opportunity,” said Ken Brimmer, Chairman of Entrx. “We have confidence in both Zamba’s and NextNet’s management teams, and are impressed with the progress they have made in the last several months.”

“We are pleased with the strong confidence demonstrated by Entrx through this investment,” said Norm Smith, President and Chief Executive Officer of ZAMBA.  “This agreement significantly strengthens our cash position, and we look forward to using this capital to better serve our clients and grow our business.”

Zamba is currently the largest shareholder of privately-held NextNet.  Founded in 1998, NextNet moved rapidly to a leadership position in broadband wireless by introducing the industry’s first Non-line of sight (NLOS) Plug and Play platform for delivery of high-speed wireless Internet access. Today, NextNet’s Expedience™ NLOS system is deployed in 10 markets worldwide.

The Expedience system’s potential for generating revenue and profit continues to capture industry attention and recognition.  In April 2002, NextNet announced the World’s Largest NLOS Broadband Wireless Access Deployment, covering 97 million potential subscribers in Mexico, through MMDS carrier MVS Comunicaciones. In June 2002, NextNet received its second WCA technical award of the year for its advanced NLOS Broadband Wireless platform. Prior to that NextNet was named, “2001 Red Hot Start-Up of the Year,” by America’s Network Magazine.  For more information on NextNet visit their website at www.nextnetwireless.com.

About Entrx Corporation

Entrx Corporation (formerly Metalclad Corporation) with offices at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, is primarily engaged in providing insulation services through its California subsidiary, Metalclad Insulation Corporation.

About ZAMBA Solutions

ZAMBA, which operates under the tradename “Zamba Solutions” is a customer relations management (“CRM”) consulting and systems integration company for Global 2000 organizations. Having served over 300 clients, ZAMBA is focused exclusively on customer-centric services that help clients profitably acquire, retain and grow customers by leveraging best practices and best-in-class technology to enable insightful, consistent interactions across all customer touchpoints. Based on the Company’s expertise and experience, ZAMBA has created an end-to-end CRM Blueprint - a framework of interdependent processes and technologies that addresses each aspect of CRM, including strategy, analytics and marketing, contact center, content and commerce, field sales, field service and enterprise integration.

ZAMBA’s clients have included ADC, Aether Systems, Best Buy, Canon ITS, GE Medical Systems, Enbridge Services, Hertz, General Mills, Microsoft Great Plains, Northrop Grumman, Symbol Technologies, Towers Perrin and Volkswagen of America. The company has offices in Minneapolis, San Jose and Toronto. For more information, contact ZAMBA at www.ZAMBAsolutions.com or (800) 677-9783.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others:

•                                          With respect to Entrx, whether the loan to Zamba presents a good investment opportunity and whether Entrx will choose to convert the loan into NextNet or Zamba shares;

•                                          With respect to NextNet, whether NextNet will maintain a leadership position in the broadband wireless industry, whether the Expedience System will ever generate material revenues or profits, and whether the Mexican NLOS Broadband Wireless System will attract a materially significant number of subscribers; and

•                                          With respect to Zamba, whether Zamba will achieve the agreed upon milestones and receive all or any portion of the $1.5 million in additional funding, whether Zamba’s consulting services and systems will effectively assist Zamba’s clients to profitably acquire, retain and grow customers, and whether those services and systems will successfully address each aspect of their client’s customer relations management needs.